Exhibit 10.1

AMENDMENT
TO THE IDAHO POWER COMPANY
SECURITY PLAN FOR SENIOR MANAGEMENT EMPLOYEES II

The Idaho Power Company Security Plan for Senior Management Employees II, as amended and restated effective February 8, 2017 (the "Plan") is further amended as set forth below. These amendments shall be effective February 8, 2017.

1. Section 5.6.1 is amended to read as follows:

"The Participant may also elect to receive Actuarial Equivalent payments in one of the forms of benefit listed below:

(a) A joint and survivor annuity with monthly payments continued to the surviving spouse at an amount equal to 75% of the Participant's benefit.

(b) A joint and survivor annuity with monthly payments continued to the surviving spouse at an amount equal to the Participant's benefit.

(c) A single life annuity, if the Participant had previously elected one of the joint and survivor annuity options listed above.

For clarity, if the surviving spouse's date of birth is after the Participant's date of birth, these Actuarial Equivalent payments shall include, without limitation, reduction of the monthly benefit using Actuarial Equivalent factors to reflect the number of years of age difference."

APPROVED BY THE COMPENSATION COMMITTEE ON MAY 17, 2017

IDAHO POWER COMPANY

By: /s/ Darrel T. Anderson
Chief Executive Officer

By: /s/ Patrick A. Harrington
Corporate Secretary